Exhibit 10.40

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the October 24, 2005 (the “Effective Date”) by and between James R. Foster (hereinafter the “Executive”) and BankUnited Financial Corporation, a Florida corporation (“BankUnited” or the “Company”).

Recitals

WHEREAS, the Company’s executive management has determined that it would be in the best interests of the Company to obtain the services of the Executive; and

WHEREAS, the Company’s executive management and the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has determined that this Agreement will reinforce and encourage the Executive’s attention and dedication to the Company; and

WHEREAS, the Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Definitions. In addition to the words and terms defined elsewhere in this Agreement, the following words and terms as used herein shall have the meanings as set forth below, unless the context or use indicates a different meaning:

(a ) “Affiliate” shall mean any subsidiary or parent of the Company, including BankUnited, FSB (the “Bank”).

(b) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying proposed or final regulations.

(c) “Date of Termination” means the date of receipt of a Notice of Termination or any later date specified therein, as the case may be; provided, however, that if the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Date

James R. Foster

Employment Agreement-BUFC

October 24, 2005

of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(d) “Disability” means any physical or mental condition that prevents the Executive from performing the essential function of his position for at least three (3) months in any rolling twelve month period after the commencement of such condition. If the Company determines in good faith that the Disability of the Executive has occurred, and that it cannot reasonably accommodate the disability, as defined by law, it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company and its affiliates, if applicable, shall terminate effective as of the Disability Effective Date, provided that the Executive shall not have returned to full-time performance of the Executive’s duties prior to the Disability Effective Date. Any subsequent different Disability, shall not be deemed a continuation of a prior Disability and, the determination of time periods for the purposes of this provision shall recommence. Any dispute shall be resolved by arbitration as provided in Section 23.

(e) “Disability Effective Date” means the date thirty (30) days following receipt by the Executive of notice from the Company of the Company’s intention to terminate the Executive’s employment because of the Executive’s Disability.

(f) “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of termination for Cause, sets forth circumstances claimed to provide a basis for termination of the Executive’s employment for Cause in reasonable detail and includes the resolution of the Board regarding the termination of the Executive’s employment for Cause, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date.

(g) “Change of Control Payment” means a lump sum cash payment to the Executive by the Company in an amount which equals the product of (x) the greater of 12 or the number of full months remaining in the Term after the Change of Control, but not more than 24, times (y) the sum of Executive’s monthly Base Salary for the year in which the Change of Control occurs, plus one twelfth of either the Guaranteed 2006 Bonus or, if the Change of Control occurs in 2007 or later, the last Annual Bonus awarded to the Executive for the fiscal year prior to the year in which the Change of Control occurs.

(h) “Vested Benefits” means all amounts earned by and vested in the Executive pursuant to the plans, programs, policies and practices of the Company and its affiliates, including, without limitation, the BankUnited Financial Corporation 401(k) Profit Sharing Plan, and stock options and incentive compensation plans, and the Company’s disability insurance plan and group life insurance plans. Amounts earned and vested under stock option and incentive compensation plans shall be determined in accordance with the terms of the stock option, restricted stock or other agreements evidencing such awards.

James R. Foster

Employment Agreement-BUFC

October 24, 2005

2. Employment.

2.1 Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to provide services to the Company, on the terms and conditions set forth herein, for the two (2) year period commencing on October 24, 2005 (hereinafter the “Commencement Date”) and expiring at the conclusion of October 24, 2007 (the “Term”), subject to renewal by the Committee for successive terms of up to two (2) additional years, unless the Executive resigns prior to that time or is sooner terminated as hereinafter set forth.

2.2 Position and Duties of Executive. The Executive shall serve as Executive Vice President of BankUnited. During the Term of employment, the Executive shall diligently perform all services as may be reasonably assigned to him by the Chairman and Chief Executive Officer (the “CEO”), the President and Chief Operating Officer (the “COO”) or the Board with respect to corporate finance and related matters, and shall exercise such power and authority as may from time to time be delegated to him by the CEO, the COO or the Board. The Executive shall be required to report to, and shall be subject to the supervision and direction of, the CEO, the COO or the Board, as designated from time to time, and no other person or group shall be given authority to supervise or direct Executive in the performance of his duties. The Executive shall devote substantially all his working time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company, render such services efficiently and to the best of his ability, and use his best efforts to promote the interests of the Company.

2.3 Place of Performance. In connection with his employment by the Company, the Executive’s principal place of employment shall be the Company’s principal executive offices in Florida.

2.4 Relocation. The Executive shall relocate his residence to Miami-Dade or Broward County, Florida, as expeditiously as possible.

3. Compensation.

3.1 Base Salary. The Executive shall receive a base salary per year (the “Base Salary”) during the Term of this Agreement, with such Base Salary payable in installments consistent with the Company’s standard payroll practice for executives. The Executive’s initial Base Salary shall be Three Hundred Thousand Dollars ($300,000). Following the end of each fiscal year, the Committee shall review the Executive’s annual rate of salary and may, in its discretion, approve an increase of the Executive’s Base Salary for the ensuing year. The first and last year shall be prorated based on the number of months in such year. In addition to salary, the Executive may receive other cash, stock or stock-based compensation from the Company for services rendered hereunder at such times, in such amounts and on such terms and conditions as the Committee, in its discretion, may determine from time to time continuing throughout the Term. The Base Salary shall not be decreased unless the Executive is not performing his duties

James R. Foster

Employment Agreement-BUFC

October 24, 2005

and responsibilities in all material respects to the satisfaction of the Committee. Any increase in Base Salary shall not limit or reduce any obligation to the Executive under this Agreement. All disputes as to Base Salary shall be resolved by Arbitration as provided in Section 23.

3.2 Annual Bonus. For the fiscal year ending September 30, 2006, the Executive shall be entitled to receive an annual bonus (the “Guaranteed 2006 Bonus”) consisting of (i) One Hundred Thousand Dollars ($100,000) in cash, and (ii) the number of shares of the Company’s Class A Common Stock that have a fair market value of $50,000 on the date of grant; provided, however, that such shares shall be subject to forfeiture and may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of for a period of five (5) years from the date of grant. The Restricted Stock shall vest over five (5) years from the date of grant, with restrictions on the Restricted Stock lapsing on one-fifth of the shares on the anniversary of the date of grant in each of the years 2007, 2008 and 2009 and on the remainder of the shares on the Executive’s 65th birthday in the year 2010. The Restricted Stock shall also vest in the event of (i) the Executive’s death or Disability, (ii) a Change in Control of the Company or (iii) termination of the Executive’s employment without Cause. The Restricted Stock shall be subject to such other terms and conditions as are customary for grants of Restricted Stock made to the Company’s Executive Officers. Such cash bonus and stock bonus shall be paid or granted after the end of the 2006 fiscal year, at such times and according to the Company’s standard practice for payment of annual bonus amounts to executives. For the fiscal year or years after fiscal 2006, the Executive may become entitled to an annual bonus (the “Annual Bonus”) for each year of the Term based upon merit during such year (taking into account various factors as may be deemed appropriate by the CEO, COO and Committee) and shall be determined, after recommendation by the President and the CEO, by the Committee in its sole discretion according to its regular procedures. The first and last “year” shall be prorated based on the number of months of employment in such year. Unless otherwise indicated, for purposes of this Agreement a “year” shall mean the fiscal year.

4. Additional Benefits.

4.1 Expense Reimbursement. During the Term, upon the submission of supporting documentation by the Executive in form sufficient to permit deduction thereof under applicable tax law (but without regard to actual deductibility), the Company shall promptly reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for entertainment and all travel and living expenses while away from home on business or at the request of the Company. In addition, the Company shall reimburse the Executive for the reasonable expenses actually paid or incurred by the Executive in the course of commuting from the Executive’s current residence in Boca Raton, Florida, to the Company’s principal executive offices in Miami-Dade County, Florida, until such time as the Executive relocates his place of residence to Miami-Dade County, Florida; provided, however, that the Executive shall complete this move as expeditiously as possible. It is a condition precedent to the reimbursement of any expenses pursuant to this Section 4.1, that such expenses be incurred and accounted for in accordance with the Company’s regular policies and procedures.

James R. Foster

Employment Agreement-BUFC

October 24, 2005

4.2 Other Benefits. The Company shall provide the Executive the standard benefits provided to other senior executives, including medical insurance coverage, group disability and group life insurance for the Executive (collectively, the “Policies”), in accordance with the Company’s practices for other employees. To the extent any Policies have an eligibility period, Executive may maintain his existing equivalent coverage under COBRA, and the Company shall reimburse him for that expense until the eligibility period is satisfied. Nothing herein shall prevent the Company from modifying or discontinuing any benefit plan so long as any such modification applies equally to other comparable employees covered by such plans. In the event that the aggregate amount of life insurance coverage provided to the Executive under the group life insurance policies described above and the bank-owned life insurance policies covering key employees of the Company and its affiliates, is less than one million dollars ($1,000,000), the Company shall purchase supplemental term life insurance sufficient to increase the aggregate amount of life insurance coverage on the Executive to one million dollars ($1,000,000) for the initial two-year term of this Agreement. Notwithstanding the foregoing, in no event shall the annual premium paid for such supplemental term life insurance exceed fifteen thousand dollars ($15,000). The Executive’s estate or his designee shall be the beneficiary of said supplemental term life insurance policy.

4.3 Vacation. The Executive shall be entitled to one (1) week of vacation for the remainder of the 2005 calendar year, but shall be entitled to four (4) weeks vacation per calendar year in 2006 and thereafter, which will accrue, may be taken, and will be used in accordance with the Company’s policies. Eligibility to take paid vacation commences after ninety (90) days of employment. Said vacation is to be scheduled so as not to materially interfere with the performance by the Executive of his duties pursuant to this Agreement.

4.4 Incentive Compensation. Executive shall also be eligible to participate in stock option, incentive compensation and other plans providing opportunities to receive additional compensation.

4.5 Relocation Expenses. The Company shall pay or reimburse the Executive for the reasonable costs and fees of relocating his primary residence one time to either Miami-Dade or Broward County through the relocation program of Esslinger Wooten Maxwell (“EWM”). The services to be covered by such payment or reimbursement shall include home finding assistance, moving costs associated with the transportation of property from Boca Raton to the Executive’s new address in Miami-Dade or Broward County, customary real estate agent fees, financing fees, real estate and other transfer taxes, legal and accounting fees, including tax advice incurred in connection with the relocation, and mileage for travel expense incurred in searching for a new house. The Company shall also pay or reimburse the Executive in the process of relocating his primary residence, the reasonable and necessary interim living expenses, if any, of living in hotels or apartments for up to thirty (30) days and reasonable and necessary furniture and property storage charges for up to thirty (30) days. Costs and fees shall be deemed reasonable if substantially similar in amount to costs and fees charged by other established commercial vendors. The Executive shall provide such documentation and follow

James R. Foster

Employment Agreement-BUFC

October 24, 2005

such procedures as are required or requested by the Company in order to process payment or reimbursement of relocation expenses. The Executive shall reimburse the Company for one hundred percent (100%) of the relocation expenses paid or reimbursed by the Company for the benefit of Executive, if the Executive voluntarily terminates employment with the Company within one year of the Effective Date, and shall reimburse the Company for fifty percent (50%) of such relocation expenses, if the Executive voluntarily terminates employment with the Company within two (2) years of the Effective Date.

4.6. Restricted Stock Grant. Upon the Effective Date of this Agreement, the Committee shall grant the Executive Ten Thousand (10,000) restricted shares of the Company’s Class A Common Stock (the “Restricted Stock”). Such shares shall be subject to forfeiture and may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of for a period of five (5) years from the date of grant. The Restricted Stock shall vest over five (5) years from the date of grant, with restrictions on the Restricted Stock lapsing on one-fifth of the shares on the anniversary of the date of grant in each of the years 2006, 2007, 2008 and 2009 and on the remainder of the shares on the Executive’s 65th birthday in the year 2010. The Restricted Stock shall also vest in the event of (i) the Executive’s death or Disability, (ii) a Change of Control of the Company or (iii) termination of the Executive’s employment without Cause. The Restricted Stock shall be subject to such other terms and conditions as are customary for grants of Restricted Stock made to the Company’s executive officers.

4.7 Working Facilities and Support Staff. The Company shall furnish the Executive with an office or offices, of a size and with furnishings and other appointments, and secretarial and such other facilities and support services suitable to his position and adequate for the performance of his duties hereunder including, but not limited to, appropriate internet and news service subscriptions, cellular telephone, computers, (“palm,” “laptop” or other appropriate computer/cellular devices).

4.8 Attorneys’ Fees. The Company agrees to pay such reasonable attorneys’ fees, not to exceed seven thousand five hundred dollars ($7,500.00), as are incurred by the Executive with respect to advice and counsel concerning or related to the negotiation and preparation of this Agreement. The Executive shall provide such documentation and follow such procedures as are required by the Company in order to process such payment.

4.9 Indemnification and Insurance.

(a) During the Term of this Agreement, the Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company. The coverage provided to the Executive pursuant to this Section 4.9 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company.

James R. Foster

Employment Agreement-BUFC

October 24, 2005

(b) To the maximum extent permitted under applicable law, during the Term of this Agreement and for a period of three years thereafter, the Company shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company or any subsidiary or affiliate thereof.

5. Termination.

5.1 Termination for Cause. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated by the Company for Cause. As used in this Agreement, “Cause” shall mean (i) any action or omission or failure of the Executive which constitutes a material breach of this Agreement, including without limitation failing to carry out his duties and responsibilities in accordance with Section 2.2 in accordance with lawful directives of the CEO, COO or the Board (if, however, the Board determines that it is an action, omission or failure which can be cured, the Company agrees to provide one cure period of sixty (60) days after receipt by the Executive of specific written notice of the issue; provided that, if the issue is not cured within the sixty (60) day period to the satisfaction of the Board, or is of a nature that the Board determines cannot be cured, the Executive will be terminated for Cause as specified in a Notice of Termination); (ii) the Executive engages in an act or acts of personal dishonesty, incompetence, or willful misconduct in connection with his employment, the performance of services or handling the affairs of the Company or any of its affiliates; (iii) the conviction of Executive for, or a plea of guilty or nolo contendere to, a criminal act which is a felony, a first degree misdemeanor or which is a misdemeanor involving theft, dishonesty or moral turpitude; (iv) the Executive breaches a fiduciary duty owed to the Company or any of its affiliates, which involves personal profit or intentional failure to perform stated duties, or which could seriously prejudice the interest of the Company, any of its affiliates, or the Bank’s depositors; or (v) the Executive’s breach or violation of any law, rule, regulation, policy of the Company (other than traffic violations or similar non-material offenses), including, without limitation, the Executive’s breach of the Company’s Code of Conduct, Code of Ethics for Senior Financial Officers or Insider Trading Policy, or final cease and desist order in connection with his performance of services for the Company or any of its affiliates. An express termination by the Company for reasons other than those included above or which otherwise does not fall within another part of Section 5, will be considered a termination without Cause under Section 5.3. In the event that the Executive is terminated for Cause, the Company shall pay to the Executive any compensation or other obligations accrued for periods prior to the Date of Termination. Implementation of Vested Benefits shall be made in accordance with the terms of the plans or agreements governing such benefits. The Executive shall have no further right to any payments or grants due under this Agreement and all Executive’s rights and benefits under this Agreement shall terminate. All disputes shall be resolved by Arbitration as provided in Section 23.

5.2 Termination for Death or Disability. This Agreement shall terminate automatically upon the Executive’s death and may be terminated by the Company upon the Executive’s Disability pursuant to Section 1(d).

James R. Foster

Employment Agreement-BUFC

October 24, 2005

(a) Upon a termination by reason of the Executive’s Disability, the Company (i) shall pay to the Executive or his beneficiaries, as the case may be, any compensation or other obligations accrued for periods prior to the Date of Termination, all of which shall be paid within thirty (30) days after the Date of Termination, plus six (6) months of Base Salary, which shall be paid in installments consistent with the Company’s payroll practice for executives, and (ii) shall implement the provisions for the Executive’s Vested Benefits as of the Date of Termination. The Company and the Executive hereby stipulate that the payment and delivery of the six (6) months of Base Salary amounts specified in this paragraph (but not the accrued obligations or Vested Benefits) are conditioned upon the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company or any of its affiliates, the execution of a severance agreement and full release by the Executive in favor of the Company, releasing all then existing claims against the Company, under this Agreement, related to Executive’s employment, or otherwise, to the full extent permitted by law, and so long as the Executive complies with all provisions of this Agreement, including Section 8. Such severance agreement and general release shall be in a form substantially similar to that attached hereto as Attachment A. Any disputes shall be resolved by arbitration as provided in Section 23.

(b) If Termination is due to the death of the Executive, the Company shall, within thirty (30) days after the Date of Termination, pay to the Executive’s estate or beneficiaries, as the case may be, any compensation or other obligations accrued for periods prior to the Date of Termination, or, if an alternative beneficiary is designated in proper legal form, the payments and benefits shall be paid to said designated beneficiary. In addition, (i) the life insurance proceeds from the group policies and any term life policy described in Section 4.2 of this Agreement shall be paid to the Executive’s personal representative or such other persons as the Executive may have designated in writing, and (ii) the Company shall implement the provisions for the Executive’s other Vested Benefits as of the Date of Termination.

5.3 Termination Without Cause. At any time the Company shall have the right to terminate Executive’s employment hereunder by written notice to Executive; provided, however, that the Company shall (i) pay to Executive any compensation or other obligations accrued prior to the Date of Termination, all of which shall be paid within thirty (30) days after the Date of Termination, (ii) pay to the Executive in a lump sum within thirty (30) days after the Date of Termination, an amount equal to the product of (x) the greater of 12 or the number of full months remaining in the Term after the Date of Termination, but not more than 24, times (y) the sum of Executive’s monthly Base Salary for the year in which the Date of Termination occurs, plus one twelfth of either the Guaranteed 2006 Bonus or, if the Date of Termination occurs in 2007 or later, the last Annual Bonus awarded to the Executive for the fiscal year prior to the year in which the Date of Termination occurs pursuant to this Section 5.3, and (iii) implement the provisions for the Executive’s Vested Benefits as of the Date of Termination. The Company shall be deemed to have terminated the Executive’s employment pursuant to this Section 5.3 if such employment is terminated by the Company without Cause. The Company and the Executive hereby stipulate that the payment and delivery of the amounts specified in clause (ii) above are conditioned upon the Executive’s resignation from any and all positions which he

James R. Foster

Employment Agreement-BUFC

October 24, 2005

holds as an officer, director or committee member with respect to the Company or any of its affiliates, the execution of a severance agreement and full release by the Executive in favor of the Company releasing all then existing claims against the Company, under this Agreement, related to the Executive’s employment, or otherwise, to the full extent permitted by law, and so long as the Executive complies with all provisions of this Agreement, including Section 8. Such severance agreement and general release shall be in a form substantially similar to that attached hereto as Attachment A. Any disputes shall be resolved by Arbitration as provided in Section 23.

5.4 Resignation. In the event the Executive resigns other than upon written request of the Company, the Company shall pay to the Executive any compensation or other obligations accrued for periods prior to the Date of Termination. In the event of the Executive’s resignation, the Company shall also implement the provisions for the Executive’s Vested Benefits as of the Date of Termination. The Executive shall have no further right to any payments or grants due under this Agreement and all Executive’s rights and benefits under this Agreement shall terminate. A termination of this Agreement under Sections 5.1, 5.2, or 5.3 shall not be considered a “resignation” under Section 5.4 unless specifically agreed to in writing by the Executive and the Company.

6. Change of Control.

6.1 Change of Control. A “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(a) any person, as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (“Exchange Act”), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding voting securities (other than (A) any employee plan established by any “Corporation” [which for these purposes shall be deemed to be the Company and any corporation, association, joint venture, proprietorship or partnership which is connected with the Company either through stock ownership or through common control, within the meaning of Sections 414(b) and (c) and 1563 of the Code], (B) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company or (E) Alfred R. Camner or any member(s) of his family or an entity, person, or group acting in concert with him or his family or on his behalf).

(b) completion of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either

James R. Foster

Employment Agreement-BUFC

October 24, 2005

by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Corporation, at least 51% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (a) above), directly or indirectly, of voting securities of the Company or of the surviving entity of such merger or consolidation or any parent thereof representing 51% or more of the combined voting power of the Company’s then outstanding voting securities or the Company or any surviving entity or parent (other than Alfred R. Camner or any member(s) of his family or an entity, person, or group acting in concert with him or his family or on his behalf); or

(c) the stockholders of the Company approve a plan of complete liquidation of the Company or completion of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

6.2 Payments Upon a Change of Control.

(a) The Company shall, following the Change of Control, pay the Executive the Change of Control Payment which payment shall be made the earlier of six (6) months from the occurrence of a Change of Control or the acquiring entity’s termination of the Executive; and

(b) The Executive shall have the right, but not the obligation, to resign and the Company shall pay the Executive any Base Salary, or other benefits accrued for dates prior to the date of resignation and implement the provisions of the Executive’s Vested Benefits; provided, however, that the Executive must remain in the employ of the acquiring entity for a period of time not to exceed six (6) months if the acquiring entity so desires; and

6.3 Arrangements Not Exclusive or Limiting. The specific arrangements referred to herein are not intended to exclude or limit the Executive’s participation in other benefits available to executive personnel generally, or to preclude or limit other compensation or benefits as may be authorized by the Committee at any time, or to limit or reduce any compensation or benefit to which the Executive would be entitled but for this Agreement.

James R. Foster

Employment Agreement-BUFC

October 24, 2005

7. Gross-Up of Change of Control Payments (if applicable).

(a) This Section shall apply if Executive’s employment is terminated upon or following a Change of Control as defined in Section 6 of this Agreement. If this Section applies, then, for any taxable year, the Executive shall be liable for the payment of an excise tax under section 4999 of the Code with respect to any payment in the nature of compensation made by the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank to (or for the benefit of) the Executive, the Company shall pay to the Executive an amount equal to X determined under the following formula:

X =	E x P
1-[(FI x (1 – SLI)) + SL + E + M]

where

E	= the rate at which the excise tax is assessed under section 4999 of the Code;

P	= the amount with respect to which such excise tax is assessed, determined without regard to this Section 7;

FI	= the highest marginal rate of income tax applicable to the Executive under the Code for the taxable year in question;

SLI	= the sum of the highest marginal rates of income tax applicable to the Executive under all applicable state and local laws for the taxable year in question; and

M	= the highest marginal rate of Medicare tax applicable to the Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) the Executive under the terms of this Agreement, or otherwise, and on which an excise tax under section 4999 of the Code will be assessed, the payment determined under this Section 7(a) shall be made to the Executive on the earlier of (i) the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax, or (ii) the date the tax is required to be paid by the Executive.

(b) Notwithstanding anything in this Section 7 to the contrary, in the event that the Executive’s liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in Section 7(a), the Executive or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under

James R. Foster

Employment Agreement-BUFC

October 24, 2005

Section 7(a), when increased by the amount of the payment made to the Executive under this Section 7(b) by the Company, or when reduced by the amount of the payment made to the Company under this Section 7(b) by the Executive, equals the amount that should have properly been paid to the Executive under Section 7(a). The interest paid under this Section 7(b) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to the Executive under this Section 7, the Executive shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax payment made by the Company, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service.

(c) Notwithstanding the provisions of Sections 7(a) and (b) above, in the event that the Executive shall be required to pay any additional amount of excise tax under section 4999 of the Code, or any successor to such section, or under any similar federal, State or local tax provision in connection with his receipt of payment in the nature of compensation from the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank to (or for the benefit of) the Executive, the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes) and the excise tax under the Code and/or State and local tax provision imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-up Payment equal to the excise tax imposed by the Code or any State or local tax provision upon such compensation. For purposes of this paragraph 7(c), the term “taxes” shall include, but not be limited to, income taxes and the Executive’s share of any employment taxes.

(d) This section shall not apply to any entitlement to stock options, stock grants, or other securities of the Company.

8. Regulatory Considerations.

8.1 Section 18(k) of the Federal Deposit Insurance Act. Notwithstanding anything herein to the contrary, any payments to Executive by BankUnited, whether pursuant to this Agreement or otherwise, are subject to and conditioned on compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

8.2 Corporate Responsibility Laws. Executive acknowledges that, as a result of recent corporate responsibility laws enacted, including the Sarbanes-Oxley Act, employment contracts with executives of publicly traded companies may have to be modified to bring their agreement into conformity with the law. Whereas the Executive has been designated an executive officer of the Company for the purpose of Section 16 under the Exchange Act, the Executive agrees that, in the event that any changes to this Agreement become necessary or appropriate as a result of corporate responsibility laws applicable to the Company, then the Executive shall cooperate in all reasonable respects in revising his Agreement to be in conformity with the law and to be consistent with the employment terms of other high level executives.

James R. Foster

Employment Agreement-BUFC

October 24, 2005

9. Confidentiality and Non-Competition.

9.1 Restrictions on Disclosure/Use of Confidential Information/ Work Product. The Executive acknowledges that during the Term of this Agreement, the Executive will learn or be privy to valuable confidential business information, and trade secrets, and will develop and cultivate on behalf of the Company substantial relationships with past, present and prospective business customers of the Company. During the Term of this Agreement, and thereafter, the Executive shall not, directly or indirectly, use or disclose to anyone, or authorize use or disclosure of any Confidential Information or Trade Secrets, except for the benefit of the Company, while employed by the Company. As used in this Agreement, “Confidential information and Trade Secrets” of the Company means all trade practices, business plans, prices, lists, supplier lists, customer lists, marketing plans, financial information, software and all other compilations of information which relate to the business of the Company, or to any of its customers or suppliers, which have not been disclosed by the Company to the public, or which are not otherwise generally available to the public. All documents, information, compilations of information, or other Company property or information relating to the businesses of the Company including, without limitation, Confidential Information and Trade Secrets of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, are the exclusive property of the Company. The Executive agrees not to destroy, or remove that information or property from the premises of the Company, except as required in the course of the Executive’s employment with the Company. The Executive shall return all such information or property (including any paper, copy or electronic copies thereof) to the Company when the Executive ceases to be employed by the Company or upon the earlier request of the Company.

The Executive acknowledges that the confidentiality of the protected information, including Confidential Information and Trade Secrets, with which Executive has been or may become privy is essential and proprietary to the Company or its affiliates and is owned and shall continue to be owned by the Company or its affiliates.

As to work product, the Executive acknowledges and agrees that the Company shall own all rights in and to the results and proceeds of the Executive’s services performed under this Agreement, including, without limitation, anything which is, in whole or part, discovered, obtained, created, developed, and/or produced by the Executive, or which is suggested by the Executive or related to the Executive’s employment under this Agreement.

9.2 Covenant Not to Compete.

(a) During the Term of this Agreement and for a period of twelve (12) months (the “Non-Compete Period”) following any termination of this Agreement for any reason, the Executive shall not, either directly or indirectly, or for himself or through, on behalf

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of, or in conjunction with any other person, persons or legal entity, own, maintain, operate, engage in, assist, be employed by, consult to, with, or for, or have any interest in, any business engaging or planning to be engaged in banking or providing other financial services offered by the Company or any of its affiliates, in any respect in any counties in Florida, or any counties in other states, where the Company or any of its affiliates have branch offices; provided, that this provision shall not be deemed to prohibit beneficial ownership of securities (as, that term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended), of less than five percent (5%) of any class of a legal entity’s securities.

(b) Unless terminated under Section 5.2 or 5.3 of this Agreement, for the first three (3) months of the Non-Compete Period, so long as Executive continues to honor his obligations under Section 9 of this Agreement, and executes a release in a form substantially similar to that attached hereto as Attachment A, he will be provided with payments equal to his monthly Base Salary payments.

9.3 During the Term of this Agreement and for a period of twelve (12) months thereafter, Executive shall not, except if this Agreement is terminated as a result of a Change of Control:

(a) either directly or indirectly, (through any entity, including any other person, corporation, partnership or other business entities of any kind), solicit or entice away or in any manner persuade or attempt to persuade, any officer, employee, agent, representative, or business relation who is at that time or was within the previous six (6) months employed by or otherwise engaged by the Company, to discontinue his/her relationship with the Company or its affiliates, without the prior express written permission of the Company or any of its affiliates, which the Company may in its absolute discretion withhold; or

(b) either directly or indirectly, (through any entity, including any other person, corporation, partnership or other business entities of any kind), solicit, contact, or entice away or in any manner persuade or attempt to persuade, any client or customer, or prospective client or customer, to discontinue his/her relationship or prospective relationship with the Company or its affiliates, without the prior express written permission of the Company or any of its affiliates, which the Company may in its absolute discretion withhold.

9.4 Breadth of Restrictions. Executive and the Company warrant that it is their intention to agree to restrictions on disclosure of Confidential Information or Trade Secrets, or other private or proprietary information, and on competition in this Section 9 that are as broad as permitted by Florida law (save only for the limitations of time set forth in Sections 9.3 and 9.4) and hereby agree to subscribe to any expansion of the recited agreements as may be authorized by any subsequent amendment to, or interpretation of Florida Statute Section 542.335 (2000) or any other Florida law.

9.5 Necessity of Restrictions. The Executive acknowledges that Section 9 is reasonably necessary to protect the business interest of the Company and that the provisions of Section 2 and Section 9 are the essence of this Agreement for the Company. The Executive

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agrees that if he engages in activities prohibited by Section 9, irreparable harm to the Company or its affiliates will likely result, for which a remedy in the form of damages may not be ascertainable. In the event the Executive breaches, or threatens to commit a breach of any of the provisions of this Section 9, the Company or its affiliates shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of any other rights and remedies available for the Company or its affiliates at law or in equity:

(a) the right to seek temporary, preliminary or permanent injunctive relief against Executive in any court of competent jurisdiction upon three days written notice provided to the address listed in Section 15.

(b) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of the transactions constituting a breach of this Section 9.

(c) The prevailing party in any action to enforce Section 9 of this Agreement shall be entitled to attorney’s fees and costs.

9.6 The Executive acknowledges and agrees that the provisions of this Section 9 shall be in addition to, and shall not replace, the duties and obligations placed upon the Executive under applicable laws and regulations and the policies of the Company and its affiliates.

10. Representation by the Executive. The Executive represents and warrants as of the Commencement Date, that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, or subject to any governmental restriction, which would in any way restrict or prohibit him from undertaking or performing employment with the Company in accordance with the terms and conditions of this Agreement. The Executive further represents and warrants to the best of his knowledge as of the Commencement Date, that he is physically and mentally capable of performing all the essential function of the job and all duties reasonably assigned to him for the entire term of this Agreement, with or without reasonable accommodations.

11. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulations. In the event Section 162(m) of the Code shall be applicable to the Executive’s compensation, the Executive shall cooperate with the Company to restructure the Executive’s compensation so as to be fully deductible for income tax purposes; provided, however, such cooperation shall be on such terms, if any, as both the Executive and the Company agree, both utilizing good faith efforts to structure payments in such a manner that the Executive’s total compensation, on a present value basis, is not diminished.

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Employment Agreement-BUFC

October 24, 2005

12. Enforcement Costs Upon a Change of Control. The Company is aware that upon the occurrence of a Change of Control, the Board of Directors or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under Section 6 or 7 of this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have Section 6 or 7 of this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under Section 6 or 7 of this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under Section 6 or 7 of this Agreement by arbitration, litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs. Accordingly, if at any time after the Commencement Date, it should appear to the Executive that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations solely under Section 6 or 7 of this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or in the event that the Company or any other person takes any action to declare Section 6 or 7 of this Agreement void or unenforceable, or institutes arbitration, litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits provided or intended to be provided to him under Section 6 or 7, and the Executive has acted in good faith to perform his obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Company to represent him in connection with the protection and enforcement of his rights under Section 6 or 7. The reasonable fees and expenses of counsel selected from time to time by the Executive as herein above provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices. Counsel so retained by the Executive may be counsel representing other officers or key executives of the Company in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in his sole judgment use of common counsel could be prejudicial to him or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use his best efforts to agree with such other officers or executives to retain common counsel.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and applicable to contracts entered into and to be performed entirely within the State of Florida.

14. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or in the subject matter hereof.

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15. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Ramiro A. Ortiz

President and Chief Operating Officer

BankUnited Financial Corporation

255 Alhambra Circle

Coral Gables, Florida 33134

If to the Executive:

James R. Foster

BankUnited Financial Corporation

255 Alhambra Circle, Penthouse

Coral Gables, FL 33314

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

16. Guarantee. BankUnited hereby agrees to guarantee the payment by BankUnited, FSB of any benefits and compensation to which Executive is or may be entitled to under the terms and conditions of the Agreement effective as of October 24, 2005 between the Bank and Executive, a copy of which is attached hereto as Exhibit Y, (“Bank Agreement”).

17. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

18. Successors; Binding Agreement.

18.1 The Company shall require any successor, whether direct or indirect to all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation or otherwise, prior to or contemporaneously with such acquisition, by agreement in form and substance reasonably satisfactory to the Executive and his legal counsel, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such acquisition had taken place (to the extent not

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previously performed by the Company). As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any such successor which executes and delivers the agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Similarly, the Executive’s obligations under this Agreement, including those in Section 8, shall apply to the Executive and the Company, or any successor or assigns to the Company unless there is a change of control as described in this Agreement.

18.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

18.3 This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive unless otherwise required by law.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Entire Agreement, Modifications and Waiver. This Agreement, as well as the application submitted by the Executive to the Company’s Human Resources Department, including all statements and representations contained therein, constitutes the entire agreement between the Company and the Executive with respect to its subject matter and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between the Company and the Executive with respect to such subject matter. No modification or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar), nor shall any such waiver constitute a continuing waiver. The failure of the Executive or the Company to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

21. Non-Duplication. In the event that Executive shall perform services for BankUnited, FSB or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Company and all of its direct or indirect subsidiaries, including BankUnited, FSB.

22. Survival. The provisions of Section 9 and 10 shall survive the expiration of the Term of the Agreement plus extensions, if any, or termination of the Agreement.

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Employment Agreement-BUFC

October 24, 2005

23. Dispute Resolution-Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between the Company and the Executive (except for claims arising under Section 8), whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); (ii) any document related to this Agreement; (iii) Executive’s employment with or services to the Company; or (iv) any federal state or local statutory or common law claim, including without limitation any claims of employment discrimination or wrongful discharge (collectively a “Claim”).

(b) At the request of the Company or the Executive, any Claim shall be resolved by binding arbitration. The Company will pay the filing fees and arbitrator fees. Each party shall be responsible for its own attorney’s fees, except as otherwise provided by the arbitrator.

(c) Arbitration proceedings will be conducted by the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d) The arbitration shall be administered by AAA under employment rules and conducted in Miami-Dade County, Florida. All Claims shall be determined by one arbitrator. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator, upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations or any other applicable defenses, and, if so, to dismiss upon motion, including a motion for summary judgment, the arbitration on that basis. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

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Employment Agreement-BUFC

October 24, 2005

24. Enforceability/ Reformation

In the event that any provision of this Agreement is invalidated or unenforceable under applicable law, that shall not affect the validity or enforceability of the remaining provisions. To the extent that any provision of this Agreement, including in Section 9, is unenforceable because it is overbroad, that provision shall be limited to the extent required by applicable law and enforced as so limited

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Employment Agreement-BUFC

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IN WITNESS WHEREOF, the Executive and, pursuant to the authorization from the Board, BankUnited has executed this Agreement as of the date first above written.

BANKUNITED FINANCIAL CORPORATION

By:	/s/ Ramiro A. Ortiz
Name:	Ramiro A. Ortiz
Title:	President and Chief Operating Officer

ATTEST:

By:	/s/ Dellene Acampa
Secretary

EXECUTIVE:

By:	/s/ James R. Foster
Name:	James R. Foster
Title:	Executive Vice President